EXHIBIT 10.6

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of May 30 2003 by and between ALPHASMART, INC., a California corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).

1. The Credit

1.1 Credit Facilities

1.1.1 The Revolving Loan. Bank will loan to Borrower an amount not to exceed Three Million Dollars ($3,000,000) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Borrower’s general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before May 31, 2005 (the “Maturity Date”), at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct absent manifest error. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed. Bank may debit any of Borrower’s deposit accounts including Account Number 6450155428 for principal and interest payments or any payments Borrower owes Bank. Bank will notify Borrower of such debits. These debits are not a set-off.

(a) The Commercial L/C Sublimit. As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, a “Commercial L/C”) with transport documents presented in a full set to Bank (and, in case of airway bills, consigned to Bank) covering, the importation or purchase of computer and electronics equipment. All Commercial L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of commercial letter of credit application and reimbursement agreement. No Commercial L/C shall expire more than 365 days from the date of its issuance, and in no event later than the Maturity Date.

(b) The Standby L/C Sublimit. As a sublimit under the Revolving Loan, Bank shall issue; for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C”). All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form of standby letter of credit application and reimbursement agreement. No Standby L/C shall expire more than 365 days from the date of its issuance, and in no event later than the Maturity Date.

The aggregate amount available to be drawn under all Commercial L/Cs and all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs and Standby L/Cs shall not exceed One Million Dollars ($1,000,000) in the aggregate and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.

1.1.2 The Term Loan. Bank will loan to Borrower the sum of Six Million Thirty Thousand Dollars ($6,030,000) (the “Term Loan”) in one disbursement on the date hereof in accordance with the terms of the Term Note (defined below). The proceeds of the Term Loan shall be used to repay the existing term loan owing to Fleet National Bank and Bank. The Term Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Term Note”).

1.2 Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Borrowed Money” means any obligation to repay Indebtedness for borrowed money, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations including without limitation the Loan and any obligation to pay money under a conditional sale or other title retention agreement, the net aggregate rentals payable under any Capitalized Lease Obligation, any reimbursement obligation for any letter of credit and any obligations in respect of banker’s and other acceptances or similar obligations.

“Capitalized Expenditures” means all expenditures paid or incurred by the Borrower or any Subsidiary in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, any other fixed assets or leaseholds and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or such Subsidiary. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to Statement of Financial Accounting Standards number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

“Capitalized Lease Obligations” means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

“Change of Control” shall mean with respect to Borrower, the occurrence of a merger, consolidation, reorganization, or any other transaction or series of transactions in which its stockholders immediately prior to such transaction or series of transactions receive, in exchange for the stock owned by them, cash, property or securities of the resulting or surviving entity or any affiliate thereof, and, as a result thereof, stockholders who, individually or in the aggregate, were holders of 50% or more of its voting stock immediately prior to such transaction or series of transactions hold less than 50% of the voting stock of the resulting or surviving entity or such affiliate thereof.

“EBITDA” means, for any fiscal period, net income plus, to the extent accounted for in net income, (i) interest expense, (ii) taxes, (iii) depreciation, (iv) amortization, and (v) other non-cash charges, for such period determined on an accrual and consolidated basis in accordance with GAAP, all for the fiscal quarter in question and for the immediately preceding three fiscal quarters.

“GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“Indebtedness” means, without duplication for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, including, without limitation, all reimbursement obligations of said Person with respect to standby and/or documentary letters of credit (ii) all indebtedness or other obligations of any other Person (“Other Person”) for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for deposit or collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person (v) net obligations of such Person under contracts pursuant to which such Person has agreed to purchase interest rate protection or swap interest rate obligations and (vi) every obligation of said Person under any lease (a “synthetic lease”) treated as an operating lease under GAAP and as a loan or financing for United States income tax purposes.

“L/C” means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

“Loan” means all the credit facilities described above in Section 1.1.

“Loan Documents” means this Agreement, the Notes, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Notes, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

“Note” or “Notes” means any or all of the promissory notes described above in Section 1.1.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Subordinated Debt” is Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness to Bank on terms acceptable to Bank in its sole discretion.

“Subsidiary” means any corporation or entity other than Borrower of which more than 50% of the outstanding capital stock or voting interests or rights having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or voting interests or rights of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by Borrower or by Borrower and/or one or more Subsidiaries or the management of which corporation or entity is under control of Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated or combined with Borrower and/or any other Subsidiary.

“Total Debt Service” means, at any date of determination, the sum of (i) interest, fees, charges and expenses on Indebtedness, all for the fiscal quarter then ending and for the immediately preceding three fiscal quarters, and (ii) current maturities of long term Indebtedness of Borrower and any Subsidiaries and any other scheduled payments on Indebtedness for Borrowed Money of Borrower and any Subsidiaries payable during the 365 day period commencing with the date of determination in question, but excluding any mandatory payments of principal required pursuant to Section 1.4.

1.3 Borrowing Base. Notwithstanding any other provision of this Agreement, Bank shall not be obligated to advance funds under the Revolving Loan at any time that Borrower’s aggregate obligations to Bank thereunder (including undrawn amounts of L/Cs) exceed the sum of (a) eighty percent (80%) of Borrower’s Eligible Accounts plus (b) the lesser of (i) fifty percent (50%) of Borrower’s Eligible Foreign Accounts and (ii) $750,000. If at any time Borrower’s obligations to Bank under the referenced facilities exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

1.3.1 Accounts and Eligible Accounts. The term “Accounts” means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in United States dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefore, as well as all merchandise returned to or reclaimed by Borrower, and Borrower’s books and records relating to any of the foregoing.

The term “Eligible Accounts” means those Accounts, net of finance charges, which have been validly assigned to Bank and strictly comply with all Borrower’s representations and warranties to Bank, but Eligible Accounts shall not include any Account:

(a) With respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

(b) With respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

(c) Relating to goods placed on consignment, guaranteed sale or other terms by reason of which payment by the account debtor may be conditional;

(d) With respect to which the account debtor is not a resident of the United States or Canada;

(e) With respect to which the account debtor is a Federal, state or local governmental entity or agency, other than a school district, unless Bank, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect thereto;

(f) With respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

(g) With respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower’s business;

(h) With respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business, or which is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

(i) Owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate dollar amount of its Accounts are not paid within ninety (90) days of the invoice date;

(j) That is not paid by the account debtor within ninety (90) days of the invoice date;

(k) That portion of the Accounts owed by any single account debtor which exceeds fifteen percent (15%) of all Borrower’s Accounts; and

(l) Which Bank deems ineligible in its reasonable judgment.

The term “Eligible Foreign Accounts” means those Accounts with respect to which the account debtor is not a resident of the United States or Canada, but are otherwise Eligible Accounts, and the account debtor is located in Commonwealth or European Union countries, or is backed by letters of credit or insurance acceptable to Bank.

1.4 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Notes, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any tern indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid. The Term Loan shall be subject to mandatory prepayment to the extent of the net proceeds realized from the sale of any assets in excess of One Hundred Thousand Dollars ($100,000) in the aggregate or issuance of any debt or equity securities in excess of One Hundred Fifty Thousand Dollars ($150,000) in any single transaction or series of related transactions.

1.5 Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the applicable Note.

1.6 Commitment Fee. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of thirty-seven and one-half basis points (.375%) per year on the unused portion of the Revolving Loan for the preceding quarter, computed on the basis of a 360 day year for actual days elapsed.

1.7 Balances. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.8 Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

1.9 Security. Prior to the initial Loan disbursement, Borrower shall execute one or more security agreements on Bank’s standard form, and one or more financing statements suitable for filing in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in such of Borrower’s property as is described in said security agreement(s). Any exceptions to Bank’s first priority Lien are permitted only as provided in this Agreement. At Bank’s request, Borrower will obtain executed landlord’s and mortgagee’s waivers, each on Bank’s form, covering all of Borrower’s property located on leased or encumbered real property.

2. Conditions Precedent

Bank shall not be obligated to disburse all or any portion of the Loans or issue any L/C unless at or prior to the time of each such disbursement or issuance, the following conditions have been fulfilled to Bank’s satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Notes and all other Loan Documents.

2.2 Authorization to Obtain Credit. Borrower shall have provided Bank with certified copies of resolutions duly adopted by Borrower’s board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan

Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement and provide specimen signatures for each.

2.3 Termination Statements. Borrower shall have provided Bank with termination statements authenticated by Fleet National Bank and such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

2.4 Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

3. Representations and Warranties

Borrower represents and warrants that:

3.1 Business Activity. Borrower’s principal business is the design, development and manufacturing of keyboarding and productivity products.

3.2 Affiliates and Subsidiaries. Borrower’s affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or a twenty-five percent (25%) or more ownership interest) and their addresses, and the names of the persons or entities owning five percent (5%) or more of the equity interests in Borrower, are as provided on Schedule 3.2 hereto.

3.3 Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in the State of California and any jurisdiction where such qualification is required, except to the extent that the failure to so qualify could not reasonably be expected to have a material adverse effect on Borrower’s financial condition or operations, and has the corporate power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4 Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Notes and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5 Authority to Borrow. The execution, delivery and performance of this Agreement, the Notes and all other Loan Documents do not violate or breach any of the terms of any material indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6 Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which affect the operations or financial condition of Borrower, except to the extent that such non-compliance is not likely to result in a material adverse effect on Borrower’s financial condition or operations.

3.7 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically permitted in Section 5.1 hereof.

3.8 Financial Statements. Borrower’s financial statements, including both a balance sheet at December 31, 2002, together with supporting schedules, and an income statement for the fiscal year then ended, have heretofore been furnished to Bank and fairly represent Borrower’s financial condition for the period covered thereby. Since December 31, 2002, there has been no material adverse change in Borrower’s financial condition or operations.

3.9 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.10 ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12 No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13 Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and L/C issuance and shall be true and correct as of each such date.

4. Affirmative Covenants

Until all sums payable pursuant to this Agreement, the Notes and the other Loan Documents have been paid in full,, unless Bank otherwise consents in writing, Borrower agrees that:

4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower’s properties, provided that Bank will not visit and inspect Borrower’s properties more than twice a year unless an Event of Default exists.

4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records and Bank’s collateral during regular business hours, in each case at Borrower’s expense, provided that Bank will not visit and inspect Borrower’s accounts and records more than twice a year unless an Event of Default exists.

4.5 Information Furnished. Borrower will furnish to Bank:

(a) Within thirty (30) days after the close of each fiscal month, except for the final month of each fiscal year, its unaudited balance sheet as of the close of such month, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that month, all prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments).

(b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c) Within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of subordinated debt and all filings made with the Securities and Exchange Commission.

(d) Within thirty (30) days after the close of each fiscal quarter, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(e) Within twenty (20) days after the close of each calendar month, (i) a Borrowing Base Certificate, executed by Borrower’s chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank, accurately reporting the amounts of Borrower’s Accounts, Eligible Accounts and Eligible Foreign Accounts as the Borrowing Base may require, and (ii) if requested by Bank, a copy of Borrower’s detailed monthly accounts receivable and accounts payable aging.

(f) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(g) Prompt written notice to Bank of any change in Borrower’s officers and other senior management.

(h) Prior written notice to Bank of any change in Borrower’s name or state of organization and the location of Borrower’s assets, such that the perfection of Bank’s security interests in Borrower’s assets may be maintained without loss of priority.

(i) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(j) Such other financial statements and information as Bank may reasonably request from time to time.

4.6 Consolidated Net Worth. Borrower will at all times maintain a net worth on a consolidated basis of not less than one hundred ten percent (110%) of its net worth as of December 31, 2002 (which net worth was a negative Twenty Four Million Three Hundred Fifty Seven Thousand Dollars (($24,357,000))), decreasing such deficit by seventy-five percent (75%) of Borrower’s net profit after taxes (exclusive of losses) for each fiscal quarter ending on or after the date hereof plus one hundred percent (100%) of all net proceeds from the sale of equity securities after the date hereof.

4.7 Profitability.

(a) Borrower will achieve net profit after taxes (not less than zero) for any two fiscal quarters of the four consecutive fiscal quarters then ending, as reported at the end of each such fiscal quarter; and

(b) Borrower will not incur a loss of more than the greater of Five Hundred Thousand Dollars ($500,000) in any fiscal quarter.

4.8 Minimum Fixed Charge Coverage Ratio. Maintain a ratio of (i) EBITDA less, for the fiscal period over which EBITDA is measured, the sum of cash taxes paid and Capital

Expenditures to (ii) the sum of Total Debt Service of not less than 1.10:1.00 at each fiscal quarter end.

4.9 Maximum Ratio of Total Indebtedness for Borrowed Money to EBITDA. Maintain at the end of each fiscal quarter of Borrower a ratio of (i) total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter to (ii) EBITDA of not greater than 2.00:1.00 through June 30, 2004 and 1.50:1.00 at each fiscal quarter end thereafter.

4.10 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies acceptable to Bank, against fire and such other risks, and in such amounts as is customarily obtained by companies conducting similar business with respect to like properties. Borrower will furnish to Bank statements of its insurance coverage, will promptly upon Bank’s request furnish other or additional insurance deemed necessary by Bank to the extent that such insurance may be available, and hereby assigns to Bank, as security for Borrower’s obligations to Bank, the proceeds of any such insurance. Prior to any Loan disbursement, Bank will be named loss payee under all policies insuring the collateral. Borrower will maintain adequate worker’s compensation insurance and adequate insurance against liability for damage to persons or property. All policies shall require at least ten (10) days’ written notice to Bank before alteration or cancellation.

4.11 Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

4.12 Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.13 Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

5. Negative Covenants

Until all sums payable pursuant to this Agreement, the Notes and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 Liens. Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except:

(a) Liens in favor of Bank,

(b) Liens for taxes not delinquent and taxes and other items being contested in good faith,

(c) minor encumbrances and easements on real property which do not materially affect its market value,

(d) existing Liens on Borrower’s personal property,

(e) future purchase money security interests encumbering only the personal property purchased,

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business,

(g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation,

(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money,

(i) Liens on assets acquired in transactions permitted by Section 5.3; provided, however, that (i) such Liens existed at the time of such transaction and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any assets (other than after acquired property or proceeds) after the time of such transaction which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness secured thereby immediately prior to the time of such acquisition,

(j) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights,

(k) Leases or subleases and licenses or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with or alter the primary characteristics of the business operations of the Borrower or adversely impact the financial performance of the Borrower,

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(m) Liens on insurance proceeds securing the payment of financed insurance premiums,

(n) Liens securing judgments for the payment of money (except to the extent covered by insurance), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed,

(o) Liens securing Subordinated Debt, and

(p) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (o) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

5.2 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except:

(a) pursuant to agreements with Bank,

(b) Subordinated Debt,

(c) Indebtedness consisting of purchase money indebtedness or Capitalized Lease Obligations, and

(d) other borrowed money in an amount not to exceed $100,000 at any time.

5.3 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, or other combination, or purchase or lease all or substantially all of the assets or business of another; provided, however, that Borrower may acquire, merge or consolidate if Borrower is the surviving entity. Borrower will not convey, sell or lease all or substantially all of its assets, except sales of inventory or used, worn-out or surplus property that is no longer useful in the business of Borrower, all in the ordinary course of business.

5.4 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties.

5.5 Investments. Borrower will not purchase the debt or equity of another except for:

(a) savings accounts, investment accounts and certificates of deposit of Bank or its affiliates,

(b) direct U.S. Government obligations,

(c) commercial paper issued by corporations with the top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments listed in (a) through (c) shall mature within one year of purchase,

(d) debt or equity of AlphaSmart Europe Limited, a wholly owned subsidiary of Borrower organized under the laws of the United Kingdom, in exchange for cash, not to exceed One Hundred Thousand Dollars (US$ 100,000) per month, and

(e) Subsidiaries, other than AlphaSmart Europe Limited, who have executed and delivered a guaranty and security agreement acceptable to Bank.

5.6 Payment of Dividends. Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock or other equity, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding other than employee stock redemptions in the ordinary course of business pursuant to qualified or nonqualified employee stock plans or other similar compensation arrangements approved by the board of directors.

5.7 Affiliate Transactions. Borrower will not transfer any property to any affiliate, except (i) for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity, and (ii) to AlphaSmart Europe Limited on a transfer and cost-plus pricing basis as currently conducted. Borrower will not pay any management fee or fee for services to any affiliate without Bank’s prior written consent.

5.8 Capital Expenditures. Borrower will not make capital expenditures in excess of Two Million Dollars ($2,000,000) in any fiscal year. Each such expenditure shall be required for Borrower to continue its business as currently conducted. In aggregating such expenditures to determine compliance with the above limitation, Borrower shall include the current expense portion of all leases, whether or not capitalized, and the current portion of any debt used to finance capital expenditures.

6. Events of Default

Following the occurrence of an Event of Default (as defined below) and while such Event of Default continues, Bank may terminate any obligation of Bank to make or continue the Loan and Bank may declare all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands. In addition, and not in limitation, Bank shall have all rights and remedies set forth in any Loan Document. Any of the following is an event of default (“Event of Default”) hereunder:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note.

6.2 Borrower shall fail to pay any other amounts owing under any of the Loan Documents and such failure to pay shall continue for 10 business days after the date such payments are due.

6.3 Any default shall occur under any Note.

6.4 Borrower shall default in the due performance or observance of any covenant contained in Sections 4.6 through 4.10, or Section 5.1 through 5.8 of this Agreement.

6.5 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents (other than a covenant, condition, agreement or obligation referred to in Section 6.1 or Section 6.2 or Section 6.3) and Borrower shall fail to cure such default within thirty (30) days of such default.

6.6 Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow 6r attempt to revoke or terminate such guaranty or subordination agreement.

6.7 The occurrence of a Change of Control.

7. General Provisions

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4 Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5 Jury Trial Waiver. Each of the Borrower and Bank hereby waives any right to trial by jury in the event of any dispute between them with respect to this Agreement or any Loan Document and/or any of the transactions contemplated thereby.

7.6 Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.7 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.8 Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.9 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.10 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.11 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or .e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.12 Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative as of the date first above written.

ALPHASMART, INC.

By:	/S/ JAMES M. WALKER

Title:	COO, CFO

Address:	973 University Avenue, Los Gatos, CA 95032
Attention:	Jim Walker, Chief Operating Officer and Chief Financial Officer
Telecopier:	(408) 355-1055
Telephone:	(408) 355-1020

UNION BANK OF CALIFORNIA, N.A.

By:	/S/ ALLAN B. MINER

Title:	Vice President

Address:	99 Almaden Blvd., Suite 200 San Jose, CA 95113
Attention:	Allan B. Miner
Telecopier:	(408) 280-7163
Telephone:	(408) 279-7742